                                                                  Exhibit 99

                    DiVall Insured Income Properties 2, L.P.
                                 QUARTERLY NEWS

================================================================================

A publication of The Provo Group, Inc.                    THIRD QUARTER 1999

First, the REALLY Good News

The "No Vacancy" sign was on display October 1st at all DiVall 2 properties for the first time since 1995. Also, related distributions remain stabilized, providing a return to investors of approximately 9% based on net asset values as of December 31, 1998. A long-vacant property also was sold on October 1, 1999, which will provide a return of capital distribution to investors of approximately $450,000 as part of the Fourth Quarter distribution, payable February 15, 2000. Enjoy the details of these developments, along with the usual highlights, statements and minor problem areas discussed in other parts of the "Quarterly News" report, starting with some of the most frequently asked questions ...

What's the Status? Probably the most common question we get from investors is, "What's the status of the Partnership?" Our response, "Business as usual."
Many investors seem to be under the impression that after last year's sealed bid process we continued to market the portfolio for sale. We did not. If you'll recall, we offered investors a "match-up" process - in an effort to help put together those investors wishing to buy more units and those investors interested in selling their units. Most of the sales resulting from this process took place during the First Quarter of 1999.

The next most popular question, "When will you try to sell again?" We can't predict the next good opportunity to maximize value, but we are constantly re-evaluating "sell" vs. "hold". We will again be reviewing the most appropriate options with the Advisory Board during the First Quarter of 2000. We do believe, however, that a 9-10% return on net asset value would be difficult to replace (for the same risk) in the investment market.

          -----------------------------------------------------------

                            Distribution Highlights

 . 9% (approx.) annualized return from operations and other sources based on $22,000,000 (estimated net asset value as of December 31, 1998).

 . $500,000 total amount distributed for the Third Quarter 1999 which was $20,000 less than projected.

 . $10.80 per unit (approx.) for the Third Quarter 1999.

 . $998.00 to $800.00 range of distributions per unit from the first unit sold to the last unit sold before the offering closed (February 1990), respectively. (NOTE: Distributions are from both cash flow from operations and "net" cash activity from financing and investing activities.)

Page 2                            DiVall 2                             3 Q 99


                 Statements of Income and Cash Flow Highlights


 . 2% increase in "total"      . A 4% increase in         . A $47,000 investment
  operating revenues             net income from            in new lease
  from projections.              projections.               procurement.


 . Revenues were higher than projected      . Leasing commissions and tenant
  because percentage rent accruals are       improvements were incurred in
  higher than originally planned.            with a new lease on the
                                             former Denny's in Phoenix, Arizona.

--------------------------------------------------------------------------------

                               Property Highlights

                                   Vacancies
                                   ---------

             .  There were no vacancies as of September 30, 1999.

                                Rents Receivable
                                ----------------

 .    Denny's (N. 7/th/ Street, Phoenix, AZ) was delinquent at September 30, 1999 in an amount of $55,713. This balance remains unpaid as there is a dispute over converting from a "percentage rent" lease to a fixed rent. We may have an opportunity to resolve this outside the courts, because various Denny's properties owned by Phoenix Foods are being transferred to a major shareholder of Phoenix Foods in exchange for publicly traded stock.

 .    Miami Subs (Palm Beach, FL) was delinquent at September 30, 1999 in the amount of $7,755. Management has defaulted this tenant and is currently working with counsel to collect these charges.

                                Property Issues
                                ---------------

 .    Red Apple Restaurant (Cedar Rapids, IA) which has been a vacant property since May 1998, was sold at a price of $450,000. The closing took place on October 1, 1999. Proceeds from this sale will be distributed next quarter.

 .    Denny's (Indian School Road - Phoenix, AZ) which has been vacant since their lease expired in May 1998 was subleased to Mr. Munchies in July. Rent will commence on November 1, 1999.

Page 3                            DiVall 2                                3 Q 99




                              Questions & Answers


1.   When can I expect my next distribution mailing?

     Your distribution correspondence for the Fourth Quarter of 1999 is scheduled to be mailed on February 15, 2000. Remember ... There will be a $450,000 return of capital distribution with this distribution.


2.   When will we be nominating a new Advisory Board?

     Advisory Board nomination materials will be distributed before year-end. We had temporarily delayed the nomination process, due to the upcoming sale of the DiVall 3 portfolio. Should the portfolio liquidate by year-end, we will proceed with nominating two new DiVall 2 members to the Board. If, however, the liquidation does not occur, we will then nominate one new DiVall 2 member, as well as one member who can represent both DiVall 2 and DiVall 3. Look to receive these materials some time in December.





For questions or additional information, please contact Investor Relations at:
                       1-800-547-7686 or 1-816-421-7444
               All written inquiries may be mailed or faxed to:
                             The Provo Group, Inc.
                       101 West 11th Street, Suite 1110
                          Kansas City, Missouri 64105
                              (FAX 816-221-2130)
                       E-Mail: jbiggs@theprovogroup.com

                DIVALL INSURED INCOME PROPERTIES 2 L.P.
              STATEMENTS OF INCOME AND CASH FLOW CHANGES
         FOR THE THREE MONTH PERIOD ENDED SEPTEMBER 30, 1999
--------------------------------------------------------------------------------

                                            ------------------------------------
                                             PROJECTED      ACTUAL    VARIANCE
                                            ------------------------------------
                                                3RD          3RD
                                              QUARTER      QUARTER     BETTER
   OPERATING REVENUES                         9/30/99      9/30/99     (WORSE)
                                            ----------   ----------   ---------
     Rental income                          $  640,640   $  697,498   $  56,858
     Interest income                            15,123       12,307      (2,816)
     Other income                               22,990      (15,880)    (38,870)
                                            ----------   ----------   ---------
   TOTAL OPERATING REVENUES                 $  678,753   $  693,925   $  15,172
                                            ----------   ----------   ---------

   OPERATING EXPENSES
     Insurance                              $    6,096   $    5,970   $     126
     Management fees                            46,587       45,880         707
     Overhead allowance                          3,699        3,707          (8)
     Advisory Board                              3,849        2,600       1,249
     Administrative                             16,995       18,629      (1,634)
     Professional services                       7,250        7,481        (231)
     Auditing                                   12,000       12,000           0
     Legal                                       7,500        6,176       1,324
     Defaulted tenants                           1,860        2,334        (474)
                                            ----------   ----------   ---------
   TOTAL OPERATING EXPENSES                 $  105,836   $  104,777   $   1,059
                                            ----------   ----------   ---------
   GROUND RENT                              $   31,800   $   31,372   $     428
                                            ----------   ----------   ---------
   INVESTIGATION AND RESTORATION EXPENSES   $      474   $       74   $     400
                                            ----------   ----------   ---------
   NON-OPERATING EXPENSES
     Depreciation                           $   93,951   $   93,988   $     (37)
     Amortization                                2,459        2,048         411
                                            ----------   ----------   ---------
   TOTAL NON-OPERATING EXPENSES             $   96,410   $   96,036   $     374
                                            ----------   ----------   ---------
   TOTAL EXPENSES                           $  234,520   $  232,259   $   2,261
                                            ----------   ----------   ---------
   NET INCOME (LOSS)                        $  444,233   $  461,666   $  17,433

   OPERATING CASH RECONCILIATION:                                     VARIANCE
                                                                      ---------
     Depreciation and amortization              96,410       96,036        (374)
     Recovery of amounts previously written
      off                                            0       (1,854)     (1,854)
     (Increase) Decrease in current assets     (49,988)     (72,054)    (22,066)
     Increase (Decrease) in current
      liabilities                              (17,333)      42,058      59,391
     (Increase) Decrease in cash reserved
      for payables                               3,156      (28,000)    (31,156)
     Advance from current cash flows for
      future distributions                      53,500       53,500           0
                                            ----------   ----------   ---------
   Net Cash Provided From Operating
    Activities                              $  529,978   $  551,352   $  21,374
                                            ----------   ----------   ---------
   CASH FLOWS FROM (USED IN) INVESTING
     AND FINANCING ACTIVITIES
     Recoveries from former general partners         0        1,854       1,854
     Investment in leasing commissions               0      (33,441)    (33,441)
     Investment in property improvements             0      (13,800)    (13,800)
                                            ----------   ----------   ---------
   Net Cash Provided From Investing And
     Financing Activities                   $        0   $  (45,387)  $ (45,387)
                                            ----------   ----------   ---------
   Total Cash Flow For Quarter              $  529,978   $  505,965   $ (24,013)

   Cash Balance Beginning of Period          1,100,387    1,177,660      77,273
   Less 2nd quarter distributions paid 8/99   (520,000)    (650,000)   (130,000)
   Change in cash reserved for payables or
    future distributions                       (56,656)     (25,500)     31,156
                                            ----------   ----------   ---------
   Cash Balance End of Period               $1,053,709   $1,008,125   $ (45,584)


   Cash reserved for 3rd quarter L.P.
    distributions                             (520,000)    (500,000)     20,000
   Cash reserved for payment of payables      (218,261)    (241,100)    (22,839)
                                            ----------   ----------   ---------
   Unrestricted Cash Balance End of Period  $  315,448   $  267,025   $ (48,423)

                                             PROJECTED     ACTUAL     VARIANCE
                                            -----------  ----------   ---------
*Quarterly Distribution                     $  520,000   $  500,000   $ (20,000)
   Mailing Date                               11/15/99    (enclosed)     -

 * Refer to distribution letter for detail of quarterly distribution. I approve the above distribution in the amount of $________________


-------------------                                ------------------
Bruce A. Provo                                     Date


PROJECTIONS FOR
DISCUSSION PURPOSES                      DIVALL INSURED INCOME PROPERTIES 2 LP
                                                 1999 PROPERTY SUMMARY
                                            AND RELATED ESTIMATED RECEIPTS

PORTFOLIO       (Note 1)
                                        ---------------------------------     ----------------------------------------------
                                               REAL ESTATE                                EQUIPMENT
                                        ---------------------------------     ----------------------------------------------
                                                      ANNUAL                    LEASE                     ANNUAL
--------------------------------------                 BASE         %         EXPIRATION                  LEASE        %  *
CONCEPT                  LOCATION         COST         RENT       YIELD          DATE         COST       RECEIPTS     RETURN
--------------------------------------  ---------------------------------     ----------------------------------------------
APPLEBEE'S           COLUMBUS, OH       1,059,465     135,780      12.82%                     84,500            0     0.00%

BLOCKBUSTER          OGDEN, UT            646,425     100,554      15.56%

RED APPLE REST.      CEDAR RAPIDS, IA     660,156                   0.00%

DENNY'S      (3)     PHOENIX, AZ          295,750           0       0.00%                    224,376            0     0.00%
DENNY'S              PHOENIX, AZ          972,726      65,000       6.68%                    183,239            0     0.00%
DENNY'S      (2)     PHOENIX, AZ          865,900      86,000       9.93%                    221,237            0     0.00%
DENNY'S              TWIN FALLS, ID       699,032      83,200      11.90%                    190,000            0     0.00%
DENNY'S      (2)(3)  PHOENIX, AZ          500,000      37,000       7.40%                     14,259            0     0.00%

HARDEE'S     (5)     S MILWAUKEE, WI      808,032      64,000       7.92%
HARDEE'S     (5)     HARTFORD, WI         686,563      64,000       9.32%
HARDEE'S     (5)     MILWAUKEE, WI      1,010,045      76,000       7.52%            (4)     260,000            0     0.00%
    "                    "                                                                   151,938            0     0.00%
HARDEE'S     (5)     FOND DU LAC, WI      849,767      88,000      10.36%            (4)     290,469            0     0.00%
HARDEE'S     (5)     MILWAUKEE, WI              0           0       0.00%                    780,000            0     0.00%

HOOTER'S             R. HILLS, TX       1,246,719      95,000       7.62%

HOSTETTLER'S         DES MOINES, IA       845,000      66,000       7.81%                     52,813            0     0.00%

KFC                  SANTA FE, NM         451,230      60,000      13.30%

MIAMI SUBS           PALM BEACH, FL       743,625      48,000       6.45%
--------------------------------------  ---------------------------------     ----------------------------------------------
                      ---------------------------------
                                   TOTALS
                      ---------------------------------
----------------                     ANNUAL
CONCEPT                  COST       RECEIPTS     RETURN
----------------      ---------------------------------
APPLEBEE'S            1,143,965      135,780     11.87%

BLOCKBUSTER             646,425      100,554     15.56%

RED APPLE REST.         660,156            0      0.00%

DENNY'S    (3)          520,126            0      0.00%
DENNY'S               1,155,965       65,000      5.62%
DENNY'S    (2)        1,087,137       86,000      7.91%
DENNY'S                 889,032       83,200      9.36%
DENNY'S    (2)(3)       514,259       37,000      7.19%

HARDEE'S   (5)          808,032       64,000      7.92%
HARDEE'S   (5)          686,563       64,000      9.32%
HARDEE'S   (5)        1,421,983       76,000      5.34%
    "
HARDEE'S   (5)        1,140,236       88,000      7.72%
HARDEE'S   (5)          780,000            0      0.00%

HOOTER'S              1,246,719       95,000      7.62%

HOSTETTLER'S            897,813       66,000      7.35%

KFC                     451,230       60,000     13.30%

MIAMI SUBS              743,625       48,000      6.45%
----------------      ---------------------------------

Note 1: This property summary includes only current property and equipment held by the Partnership. Equipment lease receipts shown include a return of capital.
     2: Rent is based on 12.5% of monthly sales. Rent projected for 1999 is based on 1998 sales levels.
     3: The Partnership entered into a long-term ground lease in which the Partnership is responsible for payment of rent. The annual base rent shown is net of the underlying ground lease rent.
     4: The lease was terminated and the equipment sold to Hardee's Food Systems in conjunction with their assumption of the Terratron leases in November 1996.
     5: These leases were assumed by Hardee's Food Systems at a reduced rental rate from that stated in the original leases.

PROJECTIONS FOR
DISCUSSION PURPOSES
                     DIVALL INSURED INCOME PROPERTIES 2 LP
                             1999 PROPERTY SUMMARY
                        AND RELATED ESTIMATED RECEIPTS

PORTFOLIO       (Note 1)

                                              REAL ESTATE                                     EQUIPMENT
                                    --------------------------------      ----------------------------------------------------
                                                 ANNUAL                     LEASE                       ANNUAL
                                                  BASE         %          EXPIRATION                    LEASE           %
CONCEPT         LOCATION             COST         RENT       YIELD           DATE         COST         RECEIPTS       RETURN
-------         --------             ----        ------      -----        ----------      ----         --------       ------

POPEYE'S        PARK FOREST, IL      580,938      77,280      13.30%

SUNRISE PS      PHOENIX, AZ        1,084,503     127,920      11.80%                       79,219              0         0.00%
                                                                                           19,013              0         0.00%
VILLAGE INN     GRAND FORKS, ND      739,375      84,000      11.36%

WENDY'S         AIKEN, SC            633,750      90,480      14.28%
WENDY'S         CHARLESTON, SC       580,938      76,920      13.24%
WENDY'S         N. AUGUSTA, SC       660,156      87,780      13.30%
WENDY'S         AUGUSTA, GA          728,813      96,780      13.28%
WENDY'S         CHARLESTON, SC       596,781      76,920      12.89%
WENDY'S         AIKEN, SC            776,344      96,780      12.47%
WENDY'S         AUGUSTA, GA          649,594      86,160      13.26%
WENDY'S         CHARLESTON, SC       528,125      70,200      13.29%
WENDY'S         MT. PLEASANT, SC     580,938      77,280      13.30%
WENDY'S         MARTINEZ, GA         633,750      84,120      13.27%


PORTFOLIO TOTALS (29 Properties)  21,114,440    2,201,15      10.42%                    2,551,063              0         0.00%



PORTFOLIO       (Note 1)

                                                      TOTALS
                                     ----------------------------------------
                                                      TOTAL
CONCEPT         LOCATION              COST          RECEIPTS          RETURN
-------         --------              ----          --------          ------


POPEYE'S        PARK FOREST, IL      580,938          77,280          13.30%

SUNRISE PS      PHOENIX, AZ        1,182,735         127,920          10.82%

VILLAGE INN     GRAND FORKS, ND      739,375          84,000          11.36%

WENDY'S         AIKEN, SC            633,750          90,480          14.28%
WENDY'S         CHARLESTON, SC       580,938          76,920          13.24%
WENDY'S         N. AUGUSTA, SC       660,156          87,780          13.30%
WENDY'S         AUGUSTA, GA          728,813          96,780          13.28%
WENDY'S         CHARLESTON, SC       596,781          76,920          12.89%
WENDY'S         AIKEN, SC            776,344          96,780          12.47%
WENDY'S         AUGUSTA, GA          649,594          86,160          13.26%
WENDY'S         CHARLESTON, SC       528,125          70,200          13.29%
WENDY'S         MT. PLEASANT, SC     580,938          77,280          13.30%
WENDY'S         MARTINEZ, GA         633,750          84,120          13.27%

PORTFOLIO TOTALS (29 Properties)  23,665,503       2,201,155           9.30%


Note 1: This property summary includes only current property and equipment held by the Partnership. Equipment lease receipts shown include a return of capital.

                                  Page 2 of 2